Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-102100, No. 333-112659, No. 333-122963, and No, 333-153706) of Integral Systems, Inc. and subsidiaries and in the related Prospectuses and in the Registration Statements on Form S-8 pertaining to the (i) 1988 Stock Option Plan, as amended and restated in 1998 (No. 333-61559), (ii) 2002 Stock Option Plan (Nos. 333-87694 and 333-133769), (iii) 2008 Stock Incentive Plan (No. 333-150759) and (iv) Employee Stock Purchase Plan (No. 333-150761) of our report dated December 9, 2009, except for Note 14, as to which the date is December 8, 2010, with respect to the 2009 and 2008 consolidated financial statements of Integral Systems, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended September 24, 2010.

/s/ Ernst & Young LLP

McLean, Virginia

December 8, 2010